Exhibit 10.(i)

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is dated August 31, 2008 by and between American Equity Investment Life Insurance Company, a life insurance company domiciled in the State of Iowa (“AEL”) and Eagle Life Insurance Company, a life insurance company domiciled in the State of Iowa (“Eagle”).

WHEREAS, Eagle is a wholly-owned subsidiary of AEL;

WHEREAS, each party acknowledges it is desirable that certain management services be performed and certain equipment and facilities be provided by AEL for Eagle;

WHEREAS, AEL and Eagle share certain personnel, resources and facilities including office space and related costs, telephone systems, data processing systems, et. al., (hereinafter referred to as the “Shared Resources”);

WHEREAS, AEL has agreed to bear 100% of the costs and expenses associated with the Shared Resources as more particularly described below subject to reimbursement by Eagle as set forth in Paragraph SECOND herein;

WHEREAS, AEL agrees to provide any books and records (upon request) to the Iowa Insurance Division (“IID”) regarding this Agreement;

NOW, THEREFORE, in consideration of the promises contained herein and other good and continuing relationships between the parties hereto, it is hereby agreed as follows:

FIRST:  AEL hereby agrees to provide, and Eagle hereby accepts certain management services, equipment and facilities as described in Exhibit A.

SECOND:  Eagle and AEL assure that all charges for services and the use of the Shared Resources incurred pursuant to this Agreement are in accordance with applicable legal requirements and to the extent practicable reflect actual costs and are arrived at in a fair and equitable manner.  In any event, compensation is limited to actual costs without any profit factor.  AEL shall submit quarterly reports in a form as mutually agreed upon by both parties covering all charges during the billing period with the final payment being remitted by Eagle within fifteen (15) days upon receipt of such quarterly reports.  In the event that settlement for amounts due is not made in a timely manner, interest will accrue on said amounts from the due date until paid at the rate of .5% per month, compounded annually.

THIRD:  The Commissioner of Insurance of the State of Iowa, or her representatives, shall, at all reasonable times, be permitted access to all books and records of either party pertaining to services provided and charges allocated or billed pursuant to the provisions of this Agreement.

FOURTH:  All records will be maintained by AEL in accordance with applicable legal requirements.  However, Eagle shall own and have custody of its general corporate accounts and records.

FIFTH:  All underwriting, claims and investment accounting provided to Eagle hereunder are to be based upon the written criteria, standards and guidelines of Eagle.  However, Eagle shall have the ultimate and final authority over decisions and policies, to include but not be limited to the acceptance, rejection or canceling of applications for policies, the payment or non-payment of claims and the purchase and sale of securities.  Any insurance premiums that are collected by AEL on behalf of Eagle shall be held in a fiduciary capacity and shall be paid over/credited to Eagle’s premium account immediately following collection.  In addition, Eagle shall have ultimate control and responsibility of the functions that it has delegated pursuant to this Agreement.

SIXTH:  Any dispute or difference arising with reference to the applicable interpretation or effect of this Agreement or any part hereof between the parties, whether such dispute arises before or after termination of this Agreement, shall be referred to a Board of Arbitration (the “Board”) of two (2) arbitrators and an umpire.  The members of the Board shall be active or retired disinterested officers of insurance or reinsurance companies.

One arbitrator shall be chosen by the party initiating the arbitration and designated in the letter requesting arbitration.  The other party shall respond, within fifteen (15) days, advising of its arbitrator.  The umpire shall thereafter be chosen by the two (2) arbitrators.  In the event either party fails to designate its arbitrator as indicated above, the other party is hereby authorized and empowered to name the second arbitrator, and the party which failed to designate its arbitrator shall be deemed to have waived its right to designate an arbitrator and shall not be aggrieved thereby.  The two (2) arbitrators shall then have thirty (30) days within which to choose an umpire.  If they are unable to do so, the umpire shall be chosen by the manager of the American Arbitration Association who shall be a person meeting the qualifications set for the above.

Each party shall submit its case to the Board within one (1) month from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Board.

The sittings of the Board shall take place in Des Moines, Iowa unless otherwise agreed in writing by the parties.  The Board shall make its decision with regard to the custom and usage of the insurance and reinsurance business.  The Board is released from all judicial formalities and may abstain from the strict rules of evidence.  The written decision of a majority of the Board shall be rendered within sixty (60) days following the termination of the Board’s hearings, unless the parties consent to an extension.  Such majority decision of the Board shall be final and binding upon the parties both as to law and fact, and may not be appealed to any court of any jurisdiction.  Judgment may be entered upon the final decision of the Board in any court of proper jurisdiction.

Each party involved in arbitration hereunder shall be responsible for the fees and expenses of the arbitrator elected by or on its behalf, and the parties shall bear the fees and expenses of the umpire as determined by the Board.

SEVENTH:  The effectiveness of this Agreement and any amendments hereto shall be conditioned upon the receipt of all permits, authorizations, licenses, consents, orders or approvals, declarations or filings, as the case may be, required for the implementation of the management service arrangements contemplated herein or therein.

EIGHTH:  The term of this Agreement shall be for a period of five (5) years, at which time it shall be subject to renegotiation by the parties.  At the end of such term, Eagle shall have the right to elect and continue to receive data processing services and/or to continue to utilize data processing facilities and related software up to one (1) year from the date of such termination.  Application software and all copies thereof developed by AEL for Eagle’s use and that developed by Eagle and provided to AEL for Eagle’s exclusive use shall remain the property of Eagle in perpetuity.

The parties acknowledge that pursuant to Section 521A.5(1)(c)(2) they have notified the Insurance Commissioner for the State of Iowa of their intention to enter into this Agreement and that the Agreement is subject to her review and non-disapproval.  The parties further acknowledge that any amendment or modification to this agreement may also be subject to review and/or non-disapproval of any other state insurance department, in accordance with existing law, including the Iowa Insurance Division pursuant to Section 521A.5 of the Iowa Code.

NINETH:  All notices, requests, demands, approvals and other communications transmitted by a party hereto in connection with this Agreement shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice or other communication shall be deemed given:  (a) upon actual delivery if presented personally or sent by prepaid telegram or telex or by facsimile transmission and (b) three (3) business days following deposit in the U.S. mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

If to AEL:

American Equity Investment Life Insurance Company

Attn:  Debra J. Richardson, Senior Vice President

5000 Westown Parkway

West Des Moines, Iowa 50266

If to Eagle:

Eagle Life Insurance Company

Attn:  Wendy L. Carlson, General Counsel

5000 Westown Parkway

West Des Moines, Iowa 50266

TENTH:  This Agreement may be terminated by any party hereto by thirty (30) days prior written notice to the other party.  However, Eagle shall have the right to elect and continue to receive data processing services and/or to continue to utilize data processing facilities and related software up to one (1) year from the date of such notice.  In any event, Eagle retains the right to terminate this Agreement in the event that AEL does not perform satisfactorily.

ELEVENTH:  This Agreement may not be modified nor amended except expressly by an instrument signed by the parties hereto and subject to the prior approval of the Commissioner of Insurance of the State of Iowa.  No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver by a party of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  This Agreement shall not be assigned by either party.

TWELFTH:  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only as broad as is enforceable.

THIRTEENTH:  This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREROF, this Agreement is hereby executed by duly authorized officers of the parties hereto as of the date first above written.

AMERICAN EQUITY INVESTMENT	EAGLE LIFE INSURANCE COMPANY
LIFE INSURANCE COMPANY

By:	By:
Title		Title

EXHIBIT A

MANAGEMENT SERVICES AGREEMENT

1.               Agent Licensing & Commissions

a.                                                               Employees of AEL will review agent’s applications and perform background screening of applicants.  Based upon such review and screening, employees of AEL will recommend approval of agents for Eagle.  Agent’s contracts shall be executed on behalf of Eagle only by authorized officers of Eagle.

b.                                                              Employees of AEL will prepare and send commission checks to agents of Eagle, or will arrange for electronic fund transfer of commissions.  Such payments will be made only from funds of Eagle, and checks or transfer authorizations will be signed only by designated officers of Eagle.

c.                                                               Compliance with any state laws or regulations with respect to limitations on payments to agents will be monitored by the Compliance Officer for AEL.

2.               Actuarial

a.                                                               Actuaries of AEL will perform all actuarial testing and analysis necessary with respect to the products of Eagle.

b.                                                              Actuaries of AEL will perform all actuarial testing and analysis necessary with respect to reserves, asset liability matching, amortization of deferred acquisition costs and other financial issues.

c.                                                              Only actuaries who are officers of Eagle will provide certifications required by applicable law or regulation with respect to the business of Eagle.

3.               Product Issuance and New Business

a.                                                               Employees of AEL will review applications for policies and administer the issuance of policies for approved applications.  Such applications will clearly identify Eagle.

b.                                                             Employees of AEL will review all requests for transfers of funds to or from Eagle in connection with any replacement transaction and comply with applicable law or regulation with respect to such transactions.

c.                                                             Employees of AEL will process all premium payments received with respect to Eagle products, which will be transferred into a bank account owned by Eagle, at Eagle’s direction.

d.                                                             AEL will create, maintain and administer all policy forms and other related forms and supplies necessary in connection with the issuance of policies by Eagle.

e.                                                               AEL employees will provide support to agents and policyholders in connection with Eagle pending and new business.

4.               In-force Policy Service

a.                                                              Employees of AEL will respond to requests and inquiries by agents and policyholders of Eagle in connection with existing business.

b.                                                             Employees of AEL will provide inforce illustrations for Eagle agents and policyholders as requested.

c.                                                              Employees of AEL will administer all in-force business for Eagle, including maintenance of all policy records and issuance of annual statements to policyholders

d.                                                             Employees of AEL will facilitate policy withdrawals, transfers, surrenders and death claim benefits on Eagle policies.  Payments with respect to the same shall be authorized only by specified officers of Eagle.

5.               Accounting and Financial

a.                                                              Officers of AEL will select and retain the independent auditors for Eagle.  Engagement letters for such auditors shall be executed only by officers of Eagle.

b.                                                             Accounting entries and bookkeeping for Eagle will be made by employees of AEL, who will ensure that all books and records of Eagle are made available to Eagle.

c.                                                              Only officers of Eagle will have the ability to access the depository accounts of Eagle at banks or other financial institutions.

6.               Compliance and Market Conduct

a.                                                              Employees of AEL will review all policy forms, marketing materials and advertising used in connection with the products of Eagle.  Such employees will require any and all modifications of policy forms, marketing materials and advertising which may be necessary to comply with the laws and regulations of a state or states, including the insurance department of any such state.

b.                                                             The establishment of corporate policies with respect to compliance issues will be authorized solely by officers of Eagle.

c.                                                             Employees of AEL will conduct all market conduct reviews and suitability analyses necessary with respect to sales practices and policy issuance.

d.                                                             Employees of AEL will prepare all documentation necessary to obtain membership in IMSA for Eagle.

7.               General Services and Shared Resources

a.                                                               AEL will provide all supplies, postage and mail services required in connection with the administrative activities of Eagle.

b.                                                             AEL will arrange for and provide all technology equipment and services required in connection with the administrative activities of Eagle.

c.                                                              Employees of AEL will assist employees of Eagle in recruiting agents, marketing organizations, and independent registered representatives of broker/dealers.

d.                                                             Employees of AEL will assist employees of Eagle in managing relationships with agents, marketing organizations and independent registered representatives of broker/dealers.

e.                                                              Employees of AEL will prepare marketing materials for products of Eagle.

f.                                                                Employees of AEL will prepare (i) print advertisements for products of Eagle which will appear in publications directed to agents and (ii) mailings to agents regarding the business of Eagle.

g.                                                              AEL shall provide to Eagle the use of personnel, resources and facilities including office space within AEL offices located at 5000 Westown Parkway, West Des Moines, Iowa, 50266) and all related utilities, all phone lines and numbers utilized within the office space, data processing, communication and computer systems utilized within the office space, all management personnel (including without limitation compensation, payroll taxes and employee benefit plans, and receptionist and clerical staff (including without limitation compensation, payroll taxes and employee benefit plans.